UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 4, 2007

ELITE ARTZ, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	000-52020	90-0201309
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

251 JEANELL DRIVE SUITE 3 CARSON CITY NV 89703

(Address of Principal Executive Offices)

Registrant's telephone number, including area code: 801-244-2423

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02

DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF

DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

5.02 On December 4, 2007, Mr. Lau Hing Bun submitted his resignation as Chief Executive Officer, Chief Financial Officer of the Company to the Board of Directors, which accepted the resignation on the same day.

On December 4, 2007, the Board of Directors of the Company appointed Mr. Clifford Lun Kee Pang to serve as Chief Executive Officer, Chief Financial Officer and a director of the Company.  Mr. Pang, 67, has over twenty years of experience in property development and marketing. In 1989, Mr. Pang founded the Clifford Group and has served as its CEO since that time. The Clifford Group has developed several residential communities in the Guangdong Province of China including the Clifford Estate, the largest private residential community in China.  The Clifford Estate has a population of more than 100,000 individuals and the community includes such amenities and services as a hospital and clinic, schools, a private bus service, restaurants, a club house, household service centers, a hotel, service apartments and 40,000 housing units. Mr. Pang graduated from the Indiana Institute of Technology in the United States with a bachelor’s degree in Civil Engineering in 1963. In 1965, he obtained a master’s degree of Engineering from McGill University in Montreal, Canada. Mr. Pang is also a Member of National Committee of the Chinese People’s Political Consultative Conference of China.

On December 4, 2007 the Board of Directors of the Company appointed Ms. Lai Hung Man as a director of the Company. Ms. Man, 48, has over twenty years of experience in the sales and marketing of large-scale residential communities in China. Since 1989, Ms. Man has been the Director of Sales and Marketing of Clifford Group and has overseen the development of several residential communities in the Guangdong Province of China including the Clifford Estate.  The Clifford Estate, a $3 billion dollar real property project, is the largest private residential community in China. Ms Man graduated from the Chinese University of Hong Kong with a major in Business Administration.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 4, 2007

Elite Artz, Inc.

By:	/s/ Lau Hing Bun
Lau Hing Bun
Director